CERTIFICATE OF DESIGNATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
YARRAMAN WINERY, INC.

Pursuant to Section 78.1955 of the
Nevada Revised Statutes

The undersigned does hereby certify that pursuant to the authority conferred upon the Board of Directors of YARRAMAN WINERY, INC., a Nevada corporation (the “Corporation”), by Article II Section 7 of the Corporation’s Amended and Restated Bylaws and Section 78.315 of the Nevada Revised Statutes, the Board of Directors, by unanimous written consent, duly approved and adopted the following resolution (referred to herein as the “Resolution”):

RESOLVED, that pursuant to the authority conferred upon the Board of Directors of the Corporation (“Board of Directors”) by Section 4.01 of the Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”), the Board of Directors does hereby create, authorize, and provide for the issuance of Series A Convertible Preferred Stock, par value $0.001 per share, of the Corporation (the “Series A Convertible Preferred Stock”) consisting of  381,600 shares, and hereby fixes the voting powers, designations, preferences, and relative, participating, optional and other special rights, and qualifications, limitations, and restrictions, of the shares of such Series A Convertible Preferred Stock, in addition to those set forth in the Articles of Incorporation, as follows:

SECTION 1.  DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK.

The shares of the series of preferred stock created and authorized by this Resolution shall be designated “Series A Convertible Preferred Stock”.  The total number of authorized shares constituting the Series A Convertible Preferred Stock shall be 381,600. The number of shares constituting this series of preferred stock of the Corporation may be increased or decreased at any time, from time to time, in accordance with applicable law up to the maximum number of shares of preferred stock authorized under the Articles of Incorporation, less all shares at the time authorized of any other series of preferred stock of the Corporation; provided, however, that no decrease shall reduce the number of shares of this series to a number less than that of the then outstanding shares of Series A Convertible Preferred Stock.  The stated par value of the Series A Convertible Preferred Stock shall be $0.001 per share. No shares of Series A Convertible Preferred Stock have heretofore been issued. Shares of the Series A Convertible Preferred Stock shall be dated the date of issue.

SECTION 2.  DIVIDEND RIGHTS.

Series A Convertible Preferred Stock shall participate in any dividend declared with respect to the common stock of the Corporation (the “Common Stock”), on the basis as if each outstanding share of Series A Convertible Preferred Stock were converted to Common Stock at the Conversion Rate immediately prior to such dividend declaration.  The Board of Directors may not declare any dividend with respect to the Series A Convertible Preferred Stock, except as provided in the preceding sentence.

SECTION 3.  LIQUIDATION RIGHTS.

In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of the Series A Convertible Preferred Stock then outstanding shall be entitled to the same liquidation rights as the holders of Common Stock, on the basis as if each outstanding share of Series A Convertible Preferred Stock were converted to Common Stock at the Conversion Rate immediately prior to such event, and shall not be entitled to any rights or preferences superior to any payment or distribution upon liquidation that shall be made on any other class of capital stock of the Corporation.

SECTION 4.  VOTING RIGHTS.

The holders of Series A Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such Series A Convertible Preferred Stock could be converted at the Conversion Rate and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law), voting together with the Common Stock as a single class and shall be entitled to notice of any stockholders’ meeting in accordance with the Amended and Restated Bylaws of the Corporation.  Fractional votes shall not, however, be permitted and any fractional voting rights shall be rounded to a nearest whole number (with one-half being rounded upward).

SECTION 5.  CONVERSION RIGHTS.

5.1  Conversion of Series A Convertible Preferred Stock Into Common Stock.  Each outstanding share of Series A Convertible Preferred Stock shall be automatically converted into 10 shares of Common Stock (the “Conversion Rate”) immediately upon the Corporation increasing its authorized Common Stock to a number sufficient for conversion, at the Conversion Rate, of all shares of Series A Convertible Preferred Stock into Common Stock, following the consummation of the acquisition contemplated by the Recommended Share Offer for Asia Distribution Solutions Limited by Yarraman Winery Inc., dated November 27, 2008 (the “Share Offer”).

5.2  Conversion Procedure.

(a)  Effective Time of Conversion.  To the extent permitted by law, the conversion of the Series A Convertible Preferred Stock into Common Stock shall be deemed to have been effected immediately prior to the close of business on the date on which the Corporation duly files an amendment to the Articles of Incorporation effecting the increase of authorized Common Stock described in Section 5.1 of this Resolution, and at such time the rights of the holder of such shares of Series A Convertible Preferred Stock so converted shall cease, and the person or persons in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.  The date on which the conversion of the Series A Convertible Preferred Stock pursuant to this Section 5.2 into Common Stock occurs is hereinafter referred to as the “Effective Conversion Date”.  Except as otherwise provided herein, no payment or adjustment shall be made in respect of the Common Stock delivered upon conversion of the Series A Convertible Preferred Stock.

(b)  Issuance of Common Stock Certificates. As soon as practicable after the Effective Conversion Date, the Corporation shall issue and deliver, or cause to be issued and delivered, to each converting holder a certificate or certificates for the number of whole shares of Common Stock issuable by reason of the conversion of such shares of Series A Convertible Preferred Stock, registered in such name or names and such denominations as the converting holder has specified, subject to compliance with applicable laws to the extent such designation shall involve a transfer.

(c)  Cancellation of Series A Convertible Preferred Stock Certificates.  From and after the Effective Conversion Date, all outstanding Series A Convertible Preferred Stock certificates shall be deemed cancelled, void and of no further force or effect.

5.3  Adjustments to Conversion Rate.

(a)  Subdivision or Combination of Common Stock.  If the Corporation at any time: (i) pays a dividend or makes a distribution on its Common Stock in shares of Common Stock, (ii) subdivides (by stock split, recapitalization, or otherwise) its outstanding Common Stock into a greater number of shares, or (iii) combines (by reverse stock split or otherwise) its outstanding Common Stock into a smaller number of shares, then the Conversion Rate in effect at the time of the record date for such dividend or distribution, or the effective date of such subdivision or combination, shall be proportionately adjusted immediately thereafter so that the holder of any shares of the Series A Convertible Preferred Stock converted after such event will receive the kind and amount of shares that such holder would have received if the Series A Convertible Preferred Stock had been converted immediately prior to the happening of the event. Such adjustment shall be made successively whenever any of the events referred to in this Section 5.3(a) occur.

(b)  Merger or Consolidation.  If there is a reorganization, or a merger or consolidation of the Corporation with or into any other entity which results in a conversion, exchange, or cancellation of the Common Stock, or a sale of all or substantially all of the assets of the Corporation, on a consolidated basis (except for sales or dispositions to a wholly owned subsidiary of the Corporation), upon any subsequent conversion of the Series A Convertible Preferred Stock, each holder of the Series A Convertible Preferred Stock will be entitled to receive the kind and amount of securities, cash, and other property or assets which the holder would have received if the holder had converted the shares of Series A Convertible Preferred Stock into Common Stock in accordance with Section 5 hereof immediately prior to the first of these events and had retained all the securities, cash, and other property or assets received as a result of those events.

5.4  Notices.  Notice of Conversion Rate Adjustments. Upon any adjustment of the Conversion Rate pursuant to the provisions of Section 5.3 of this Resolution, the Corporation shall promptly give written notice thereof to each holder of record of the Series A Convertible Preferred Stock.  Such notice shall set forth (i) the adjusted Conversion Rate, (ii) a description of the events which caused the adjustment, (iii) a description of the method of calculation of the adjustment, and (v) the date on which the adjustments become effective.

5.5  Issue and Other Taxes.  The Corporation shall pay any and all documentary stamp or similar issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Convertible Preferred Stock pursuant hereto. The Corporation, however, shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any shares of Common Stock in a name other than that in which the shares of the Series A Convertible Preferred Stock so converted were registered and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

SECTION 6.  STATUS OF CONVERTED STOCK.

All shares of Series A Convertible Preferred Stock converted into Common Stock shall be automatically retired and cancelled and shall be restored to the status of authorized but unissued shares of preferred stock of the Corporation, without designation as to series, and may thereafter be issued.

SECTION 7.  PRE-EMPTIVE RIGHTS.

The holders of the Series A Convertible Preferred Stock will not have any pre-emptive right, in their capacity as such, to subscribe for or to purchase any shares or any other securities that may be issued by the Corporation.

SECTION 8.  NO IMPAIRMENT.

The Corporation, whether by amendment of its Articles of Incorporation, or through any reorganization, transfer of assets, merger, liquidation, issue or sale of securities or any other voluntary action, will not avoid or seek to avoid the observance or performance of any of the terms to be observed hereunder by the Corporation, but at all times in good faith will assist in the carrying out of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Convertible Preferred Stock against impairment.

SECTION 9.  AMENDMENT AND WAIVER.

Any term relating to the Series A Convertible Preferred Stock may be amended and the observance of any term relating to the Series A Convertible Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the vote or written consent of holders of at least a majority of the Series A Convertible Preferred Stock then outstanding; provided, however, that any such amendment or waiver shall not contradict the terms and conditions of the Share Offer.  Any amendment or waiver so effected shall be binding upon the Corporation and any holder of Series A Convertible Preferred Stock.

SECTION  10.  NOTICES.

Except as otherwise expressly provided in this Resolution, whenever a notice or other communication is required or permitted to be given to holders of Series A Convertible Preferred Stock, the notice or other communication shall be deemed to be properly given if deposited into the United States mail, postage prepaid, addressed to the person(s) shown on the books of the Corporation as the holder(s) of the shares at the addresses as they appear on the books of the Corporation, as of a record date or dates determined in accordance with the Articles of Incorporation and Amended and Restated Bylaws of the Corporation, this Resolution and applicable law, as in effect from time to time.

SECTION  11.  LIMITED RIGHTS.

Except as may be otherwise required by applicable law, the Series A Convertible Preferred Stock shall not have any designations, preferences, limitations, or relative rights, other than those specifically set forth in this Resolution and in the Articles of Incorporation.

    SECTION  12.  HEADINGS.

The headings and various subdivisions in this Resolution are for convenience only and will not affect the meaning or interpretation of any of the provisions of this Resolution.

RESOLVED FURTHER, that the Chief Executive Officer of the Corporation hereby is authorized and directed to prepare, execute, verify, file and record a Certificate of Designation in accordance with the foregoing resolutions and the provisions of the Nevada Revised Statutes.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this __ day of July, 2009.

YARRAMAN WINERY, INC.

By:	/s/ Ian Long
Ian Long
Its:	Chief Executive Officer